Exhibit 99.1

NEWS RELEASE

November 13, 2013	OTCQX: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2013 RESULTS

HOUSTON, TX – November 13, 2013/PRNewswire/ – Deep Down, Inc. (OTCQX: DPDW) (“Deep Down”), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the third quarter of 2013.

OPERATING RESULTS

For the third quarter of 2013, Deep Down reported net income of $0.4 million, or $0.03 income per diluted share, compared to net income of $1.0 million, or $0.10 income per diluted share, for the third quarter of 2012.

Revenues for the third quarter of 2013 were $8.6 million and $9.4 million for the third quarter of 2012. The 8 percent decrease in revenues occurred primarily due to reduced ROV and topside equipment rental services as a result of the consolidation of Mako’s operations into the Deep Down Delaware operating segment in the third quarter of 2012.

Gross profit for the third quarter of 2013 was $2.5 million, or 29 percent of revenues. Gross profit for the third quarter of 2012 was $3.2 million, or 34 percent of revenues. The 5 percentage point decrease in gross profit was due primarily to rent expense of approximately $0.3 million associated with our new facility, as well as a $0.6 million negative adjustment on a large fixed-price fabrication project.

Operating expenses for the third quarter of 2013 were $2.1 million, or 25 percent of revenues. Operating expenses for the third quarter of 2012 were $2.1 million, or 22 percent of revenues. Overall, operating expenses were consistent between the quarterly periods.

Modified EBITDA was $1.0 million in the third quarter of 2013. Modified EBITDA was $1.9 million in the third quarter of 2012. The $0.9 million decrease in Modified EBITDA was due primarily to decreased gross profit before depreciation expense of $0.7 million. Additionally, there was a $0.2 million reduction in operational consolidation expense. The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.

WORKING CAPITAL

At September 30, 2013, we had working capital of $15.4 million. In the first quarter of 2013, we entered into the fifth amendment of our bank credit agreement, which among other things, increased the committed amount under our revolving credit facility to $5 million from $2 million. During the third quarter of 2013, we issued an additional 4,443,611 shares of common stock resulting in a cash increase of $7.6 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, "Our third quarter results were lower than expected due to our financial performance on a significant fixed-price order for a major oil company operating in Brazil, as well as increased rent for our new facility. Nevertheless, we are very pleased with our continued success in obtaining new orders as our backlog has grown to over $27 million. The new facility has enabled us to expand our steel flying lead business, and we believe it will continue to positively impact future growth.”

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Earnings Conference Call

In connection with this earnings release,  Deep Down will host its quarterly conference call on Thursday, November 14, 2013 at 8:00 a.m. Central Time (9:00 a.m. Eastern). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 11271973.

At the conclusion of the call, a replay will be available until November 19, 2013.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
(in thousands, except per share amounts)
Results of operations data:
Revenues	$8,639	$9,391	$23,953	$22,168
Cost of sales	6,164	6,228	15,792	14,199
Gross profit	2,475	3,163	8,161	7,969
Total operating expenses	2,117	2,106	6,411	6,380
Operating income	358	1,057	1,750	1,589
Total other expense	(39)	(13)	(115)	(187)
Income before income taxes	319	1,044	1,635	1,402
Income tax benefit (expense)	62	(74)	(8)	(93)
Net income	$381	$970	$1,627	$1,309

Net income per share:
Basic	$0.03	$0.10	$0.15	$0.13
Diluted	$0.03	$0.10	$0.15	$0.13

Weighted-average shares outstanding:
Basic	11,691	10,161	10,728	10,196
Diluted	11,739	10,161	10,729	10,196

Modified EBITDA data:
Net income	$381	$970	$1,627	$1,309
Add back interest expense, net	52	34	143	120
Add back depreciation and amortization	393	474	1,157	1,401
Add back income tax (benefit) expense	(62)	74	8	93
Add back share-based compensation	196	142	471	519
Add back non-recurring consolidation expense	–	200	–	200
Add back equity in results of joint venture	–	39	(1)	179
Modified EBITDA	$960	$1,933	$3,405	$3,821

(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities			$(1,284)	$307
Investing activities			(355)	(1,488)
Financing activities			6,060	(1,600)

	September 30,	December 31,
	2013	2012
(in thousands)
Balance sheet data:
Cash and cash equivalents	$5,944	$1,523
Current assets	19,532	11,763
Current liabilities	4,088	5,766
Working capital	15,444	5,997
Total assets	38,514	31,499
Total debt	2,074	3,616
Total liabilities	6,006	8,702
Stockholders' equity	32,508	22,797